Filed Pursuant to Rule 433

Registration No. 333-284121

*Full Pricing Details* $1.585BN+(Offered) Santander Subprime Auto Loan (SDART 2026-1)

Joint Lead Bookrunners: Citi (str), RBC, SanCap and Wells Fargo

DE&I Coordinator: Citi

DE&I Co-Managers: CastleOak Securities and Ramirez & Co

— Anticipated Capital Structure —

CLS	AMT($MM)*	WAL^	M/F**	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD%	CPN%	$PRICE
===========================================================================================================
A1	197.100	0.12	P-1/F1+	<<Not Offered>>
A2	619.800	0.76	Aaa/AAA	03-17	07/27	03/29	I-CRV	+ 53	4.081	4.04	99.99509
A3	420.310	1.87	Aaa/AAA	17-29	07/28	07/30	I-CRV	+ 51	3.971	3.93	99.98479
B	170.380	2.61	Aaa/AA	29-35	01/29	04/32	I-CRV	+ 63	4.110	4.07	99.98717
C	178.130	3.12	Aa2/A	35-41	07/29	04/32	I-CRV	+ 80	4.303	4.26	99.98576
D	196.520	3.78	Baa2/BBB	41-51	05/30	04/32	I-CRV	+ 125	4.806	4.75	99.97057
E	111.330	4.41	NR/BB	<<Not Offered>>
===========================================================================================================

^WAL Pricing Speed: 1.50% ABS to 5% Clean-Up Call

**Expected Ratings

— Transaction Details —

* Offered Size : $1,585,140,000

* Bloomberg Ticker : SDART 2026-1

* Expected Ratings : Moody’s / Fitch

* Format : A2-D = SEC Registered

* Pricing Speed : 1.50% ABS to 5.00% Call

* Min. Denoms : A2-D = $1K x $1K

* RR Compliant : US - Yes | EU - No | UK - No

* Expected Pricing : Priced

* Expected Settlement : 02/25/26

* First Pay Date : 03/16/26

* ERISA : A2-D = Yes

* Bill & Deliver : Citi

— Available Materials —

* Preliminary Prospectus, Ratings FWP, CDI (attached)

* Intexnet Dealname : XSDAR2601 ; Password: JJ74

* Deal Roadshow : https://dealroadshow.com/e/SDART20261 ; Passcode: SDART20261

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.